UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/07/2008

HouseValues, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51032

Washington	91-1982679
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

11332 NE 122nd Way, Kirkland WA 98034
(Address of principal executive offices, including zip code)

425-952-5500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement

On January 7, 2008 we terminated our commercial lease agreement with Chinook Business Park, L.L.C. for an office/warehouse building and real property in Yakima, Washington. We entered into the lease on October 24, 2005 for an initial term of five years with a purchase option and have been paying approximately $19 thousand per month of rent in 2007. We did not pay a fee to terminate the lease.

In a transaction related to the lease termination, we assigned our purchase option for the Yakima facility and transferred all remaining assets (primarily leasehold improvements and furnishings) in the facility to a third party for a fee of $1.4 million. After broker's fees and expenses, we expect to record a gain of approximately $0.8 million in the first quarter of 2008.

We ceased operations in the Yakima facility on July 31, 2007 upon the implementation of a plan to reduce operating expenses and classified the remaining Yakima assets as available for sale. During the third quarter of 2007, we recorded an asset impairment charge of $1.2 million to reduce the carrying value of these assets to their estimated net realizable value.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HouseValues, Inc.

Date: January 10, 2008	By:	/s/ Jacqueline Davidson
Jacqueline Davidson
VP of Finance